Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CME GROUP INC.

CME Group Inc. (hereinafter referred to as the “Corporation”), which was originally incorporated in the State of Delaware on August 2, 2001 under the name Chicago Mercantile Exchange Holdings Inc., hereby certifies that this Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Third Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Corporation’s second amended and restated certificate of incorporation as hereby amended. The text of the second amended and restated certificate of incorporation as heretofore amended is hereby restated to read in its entirety as follows:

ARTICLE ONE: The name of the corporation is CME Group Inc.

ARTICLE TWO: The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE THREE: The purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as set forth in Title 8 of the Delaware Code (the “DGCL”).

ARTICLE FOUR: The total number of shares of all classes of capital stock that the corporation is authorized to issue is 1,010,003,138 shares, of which:

10,000,000 shares shall be shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), including 140,000 authorized shares of Series A Junior Participating Preferred Stock (the “Series A Junior Participating Preferred Stock”);

1,000,000,000 shares shall be shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”);

625 shares shall be shares of Class B-1 Common Stock, par value $.01 per share (the “Class B-1 Common Stock”);

813 shares shall be shares of Class B-2 Common Stock, par value $.01 per share (the “Class B-2 Common Stock”);

1,287 shares shall be shares of Class B-3 Common Stock, par value $.01 per share (the “Class B-3 Common Stock”); and 413 shares shall be shares of Class B-4 Common Stock, par value $.01 per share (the “Class B-4 Common Stock”).

The term “Class B Common Stock” shall mean, collectively, Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock and Class B-4 Common Stock. The term “Common Stock” shall mean, collectively, the Class A Common Stock and the Class B Common Stock. The designations, voting powers, optional or other special rights and the qualifications, limitations or restrictions thereof, of the above classes shall be as follows:

DIVISION A

PREFERRED STOCK

The rights, preferences and privileges and qualifications, limitations and restrictions granted to and imposed on the shares of Preferred Stock of the corporation shall be as set forth below in this Division A.

Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations, as the board of directors shall determine. The board of directors is hereby authorized to fix, state and establish, in the resolution or resolutions providing for the issuance of any wholly unissued series of Preferred Stock, the relative powers, rights, designations, preferences, qualifications, limitations and restrictions of such series in relation to any other series of Preferred Stock at the time outstanding. The board of directors is also expressly authorized to fix the number of shares of each such series, but not below the number of shares thereof then outstanding. The authority of the board of directors with respect to each series of Preferred Stock shall include (without limitation) the determination of the following:

(a) the dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the rights of priority, if any, with respect to the payment of dividends on the shares of such series relative to other series of Preferred Stock or classes of stock;

(b) whether the shares of such series shall have voting rights (other than the voting rights provided by law) and, if so, the terms and extent of such voting rights;

(c) whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon the occurrence of such events as the board of directors may prescribe;

(d) whether the shares of such series shall be subject to redemption by the corporation or at the request of the holder(s) thereof, and, if so, the terms and conditions of any such redemption;

(e) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the rights of priority, if any, with respect to the distribution of assets on the shares of such series relative to other series of Preferred Stock or classes of stock; and

(f) any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the board of directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation, as the same may be amended from time to time.

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Pursuant to the above stated authority, the board of directors has designated the following series of Preferred Stock:

SECTION 1. DESIGNATION AND AMOUNT.

The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be 140,000.

SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

(a) The holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (x) $.01 or (y) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Class A Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Class A Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the corporation shall at any time after the date of consummation of the merger of CME Merger Subsidiary Inc. with and into the Exchange (as defined below) (the “Rights Declaration Date”) (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock, or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (y) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

(b) The corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (a) above immediately after it declares a dividend or distribution on the Class A Common Stock (other than a dividend payable in shares of Class A Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Class A Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The board of directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

SECTION 3. VOTING RIGHTS.

The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the corporation. In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock, or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

(c) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two directors.

(ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to Paragraph (c)(iii) of this Section 3 or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that such voting right shall not be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the board of directors as may then exist up to two directors or, if such right is exercised at an annual meeting, to elect two directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the board of directors may order, or any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, the President, any Managing Director or the Secretary of the corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (c)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him or her at his or her last address as the same appears on the books of the corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the board of directors may (except as provided in Paragraph (c)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (c) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the certificate of incorporation or bylaws irrespective of any increase made pursuant to the provisions of Paragraph (c)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or bylaws). Any vacancies in the board of directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(d) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

SECTION 4. CERTAIN RESTRICTIONS.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under Paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5. REACQUIRED SHARES.

Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP.

(a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to 1,000 times the Exercise Price, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in Paragraph (c) of this Section 6 to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of both classes of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of both classes of Common Stock.

(c) In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock, or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

SECTION 7. CONSOLIDATION, MERGER, ETC.

In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Class A Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Class A Common Stock is changed or exchanged. In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock, or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

SECTION 8. NO REDEMPTION.

The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

SECTION 9. AMENDMENT.

The Certificate of Incorporation of the corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

SECTION 10. FRACTIONAL SHARES.

Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

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DIVISION B

COMMON STOCK

SUBDIVISION 1. GENERAL PROVISIONS

The rights, preferences and privileges, and qualifications, limitations and restrictions granted to and imposed on the classes of Common Stock shall be as set forth in this Division B.

SECTION 1. DEFINITIONS.

In addition to the terms defined elsewhere, the following terms shall have the respective meanings set forth below:

“Core Rights” shall mean:

(1) the divisional product allocation rules applicable to each membership class as set forth in the rules of the Exchange;

(2) the trading floor access rights and privileges granted to members of the Exchange;

(3) the number of authorized and issued shares of any class of Class B Common Stock; or

(4) the eligibility requirements for any Person to exercise any of the trading rights or privileges of members in the Exchange.

“Exchange” shall mean Chicago Mercantile Exchange Inc., a subsidiary of the corporation.

“Person” shall mean any individual, corporation, partnership, trust or other entity.

“CBOT” shall mean Board of Trade of the City of Chicago, Inc., a subsidiary of the corporation.

A “Transfer” (and the related term “Transferred”) shall mean any sale, pledge, gift, assignment or other transfer of any ownership in any share of Class B Common Stock.

SECTION 2. GENERAL.

Except as otherwise set forth in this Division B, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of Common Stock shall be identical in all respects.

SECTION 3. DIVIDENDS.

Subject to the rights of the holders of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the corporation as may be declared thereon by the board of directors from time to time out of assets or funds of the corporation legally available therefore, and shall share equally on a per share basis in all such dividends and other distributions.

SECTION 4. VOTING RIGHTS.

Subject to the rights of holders of Class B Common Stock set forth in this Division B, at every meeting of the shareholders of the corporation in connection with the election of Equity Directors (as defined below) and all other matters submitted to a vote of shareholders, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock registered in his or her name on the transfer books of the corporation. Except as otherwise required by law or by this Division B, the holders of each class of Common Stock shall vote together as a single class, subject to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Stock on all matters submitted to a vote of shareholders of the corporation.

SECTION 5. LIQUIDATION RIGHTS.

Upon the liquidation, dissolution or winding up of the corporation, holders of Common Stock shall be entitled to receive any amounts available for distribution to holders of Common Stock after the payment of, or provision for, obligations of the corporation and any preferential amounts payable to holders of any outstanding shares of Preferred Stock.

SUBDIVISION 2. CLASS B COMMON STOCK

In addition to the rights, preferences and privileges, and qualifications, limitations and restrictions granted to and imposed on the shares of Class B Common Stock of the corporation as set forth in Subdivision 1 of this Division B, the rights, preferences and privileges, and qualifications, limitations and restrictions granted to and imposed on the shares of Class B Common Stock of the corporation shall be as set forth in this Subdivision 2 of this Division B.

SECTION 1. SPECIAL VOTING RIGHTS.

In addition to the voting rights set forth in Subdivision 1 of this Division B, the holders of shares of Class B Common Stock shall, subject to Paragraph (c) of this Section 1, have the following additional voting rights:

(a) ELECTION OF CLASS B DIRECTORS. Subject to and in accordance with Article Five, Holders of shares of Class B-1 Common Stock shall have the sole right to elect three directors to the corporation’s board of directors (the “Class B-1 Directors”), and each holder of Class B-1 Common Stock shall have one vote per share in any such election. Holders of shares of Class B-2 Common Stock shall have the sole right to elect two directors to the corporation’s board of directors (the “Class B-2 Directors”), and each holder of Class B-2 Common Stock shall have one vote per share in any such election. Holders of shares of Class B-3 Common Stock shall have the sole right to elect one director to the corporation’s board of directors (the “Class B-3 Director” and together with the Class B-1 Directors and Class B-2 Directors, the “Class B Directors”), and each holder of Class B-3 Common Stock shall have one vote per share in any such election.

(b) CORE RIGHTS. Any change, amendment or modification of the Core Rights or of the terms of Section 3 of this Subdivision 2 shall be submitted to a vote of the holders of the Class B Common Stock for their consideration and approval. In any such vote, holders of Class B-1 Common Stock shall be entitled to six votes for each share of Class B-1 Common Stock held, holders of Class B-2 Common Stock shall be entitled to two votes for each share of Class B-2 Common Stock held, holders of Class B-3 Common Stock shall be entitled to one vote for each share of Class B-3 Common Stock held and holders of Class B-4 Common Stock shall be entitled to one-sixth of one vote for each share of Class B-4 Common Stock held. Any such change, amendment or modification must be approved by a majority of the aggregate votes cast by the holders of the Class B Common Stock present (in person or by proxy) and voting at the meeting of holders of Class B Common Stock called for the purpose of voting on the proposed change, amendment or modification; provided that holders of at least a majority of the aggregate number of votes entitled to vote on the matter shall be present, in person or by proxy, at such meeting. The absence of a quorum of the holders of Common Stock shall not effect the exercise by the holders of Class B Common Stock of the voting rights granted pursuant to this Paragraph (b).

(c) LIMITATION ON VOTING RIGHTS. Notwithstanding anything to the contrary contained in this Section 1 of this Subdivision 2, for so long as any Person or group of Persons acting in concert beneficially own (as defined below) 15% or more of the outstanding shares of any class of Class B Common Stock, then in any election of directors elected by that class or other exercise of voting rights with respect to Core Rights or with respect to the election or removal of directors elected by that class, such

Person or group shall only be entitled to vote (or otherwise exercise voting rights with respect to) a number of shares of that class of Class B Common Stock that constitutes a percentage of the total number of shares of that class of Class B Common Stock then outstanding which is less than or equal to such Person or group’s Entitled Voting Percentage (as defined below). For the purposes hereof, a Person or group’s “Entitled Voting Percentage” at any time shall mean the percentage of the then outstanding shares of Class A Common Stock in the aggregate, beneficially owned by such Person or group at such time. For purposes of this Paragraph (c), a “beneficial owner” of Common Stock includes any Person or group of Persons who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, written or oral, formal or informal, control the voting power (which includes the power to vote or to direct the voting) of such Common Stock.

SECTION 2. LIMITATION ON OWNERSHIP AND TRANSFER RESTRICTIONS.

(a) Shares of Class B Common Stock may not be Transferred at any time except as follows and subject to the following limitations:

(i) No person may own a share of Class B-1 Common Stock unless that person is recognized on the books and records of the Exchange as the owner of a CME Division membership (“CME Membership”) in the Exchange as governed by the rules of the Exchange; provided that each holder shall not be permitted to own more than one share of Class B-1 Common Stock for each CME Membership;

(ii) No person may own a share of Class B-2 Common Stock unless that person is recognized on the books and records of the Exchange as the owner of an International Monetary Market Division membership (“IMM Membership”) in the Exchange as governed by the rules of the Exchange; provided that each holder shall not be permitted to own more than one share of Class B-2 Common Stock for each IMM Membership;

(iii) No person may own a share of Class B-3 Common Stock unless that person is recognized on the books and records of the Exchange as the owner of an Index and Option Market Division membership (“IOM Membership”) in the Exchange as governed by the rules of the Exchange; provided that each holder shall not be permitted to own more than one share of Class B-3 Common Stock for each IOM Membership;

(iv) No person may own a share of Class B-4 Common Stock unless that person is recognized on the books and records of the Exchange as an owner of a Growth and Emerging Markets Division membership (“GEM Membership”) as governed by the rules of the Exchange; provided that each holder shall not be permitted to own more than one share of Class B-4 Common Stock for each GEM Membership;

(b) No share of Class B-1 Common Stock may be Transferred other than in connection with the Transfer of a CME Membership made in accordance with the rules of the Exchange; provided that no more than one share of Class B-1 Common Stock may be Transferred with a CME Membership;

(c) No share of Class B-2 Common Stock may be Transferred other than in connection with the Transfer of an IMM Membership made in accordance with the rules of the Exchange; provided that no more than one share of Class B-2 Common Stock may be Transferred with an IMM Membership;

(d) No share of Class B-3 Common Stock may be Transferred other than in connection with the Transfer of an IOM Membership made in accordance with the rules of the Exchange; provided that no more than one share of Class B-3 Common Stock may be Transferred with an IOM Membership;

(e) No share of Class B-4 Common Stock may be Transferred other than in connection with the Transfer of a GEM Membership made in accordance with the rules of the Exchange; provided that no more than one share of Class B-4 Common Stock may be Transferred with a GEM Membership;

(f) Every certificate for shares of Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock and Class B-4 Common Stock shall bear a legend on its face reading as follows:

“The shares of Common Stock represented by this certificate may not be Transferred to any person in connection with a Transfer that does not meet the rules of the Exchange or the terms of the Certificate of Incorporation of this corporation until the transfer restrictions applicable to the shares represented by this certificate expire, and no person who receives the shares represented by this certificate in connection with a Transfer that does not satisfy the rules of the Exchange or the terms of the Certificate of Incorporation of this corporation prior to such time is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing.”

(g) Except as permitted by this Section 2 of this Subdivision 2, any proposed Transfer of shares of Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock or Class B-4 Common Stock shall be void.

SECTION 3. COMMITMENT TO MAINTAIN FLOOR TRADING.

The corporation shall cause the Exchange, (i) as long as an open outcry market is liquid (as defined below), to maintain for such open outcry market a facility for conducting business, for the dissemination of price information, for clearing and delivery and (ii) to provide reasonable financial support (consistent with the calendar year 1999 budget levels established by Chicago Mercantile Exchange, an Illinois not-for-profit corporation, the predecessor of the Exchange) for technology, marketing and research for open outcry markets. If an open outcry market is not liquid, as determined by the board of directors, the board may determine, in its sole discretion, whether such obligations will continue, and for how long, in respect of such market. For purposes of this Section, an open outcry market will be deemed “liquid” if it meets any of the following tests on a quarterly basis:

(a) if a comparable exchange-traded product exists, including electronic trading at the Exchange, the Exchange’s open outcry market has maintained at least 30% of the average daily volume of such comparable product (including, for calculation purposes, volume from exchange-for-physical transactions in such open outcry market); or

(b) if a comparable exchange-traded product exists and the product trades exclusively by open outcry at the Exchange, the Exchange’s open outcry market has maintained at least 30% of the open interest of such comparable product; or

(c) if no comparable exchange-traded product exists, the open outcry market has maintained at least 40% of the average quarterly volume in that market during 1999 at Chicago Mercantile Exchange, an Illinois not-for-profit corporation, the predecessor of the Exchange (including, for calculation purposes, volume from exchange-for-physical transactions in such open outcry market); or

(d) if no comparable exchange-traded product exists and the product trades exclusively by open outcry, the open outcry market has maintained at least 40% of the average open interest in that market during 1999 at Chicago Mercantile Exchange, an Illinois not-for-profit corporation, the predecessor of the Exchange.

ARTICLE FIVE:

(A) Subject to Article Four, Division B, Subdivision 2, Section 1(a) of this Certificate of Incorporation and Article X of the bylaws of the corporation, the number of directors that shall constitute the whole board of directors of the corporation shall be fixed exclusively by one or more resolutions adopted by the board of directors of the corporation, which number shall be no more than 33. As of the time of acceptance by the Delaware Secretary of State of the filing of this Third Amended and Restated Certificate of Incorporation (the “Effective Time”), the board of directors of the corporation shall consist of 33 members, including 27 directors that are not Class B Directors (the “Equity Directors”), three Class B-1 Directors, two Class B-2 Directors and one Class B-3 Director. Until the annual meeting of shareholders to be held in 2012 (the “2012 Annual Meeting”), at least ten Equity Directors shall be CBOT Directors. During the period from the Effective Time to the first business day prior to the 2012 Annual Meeting (i) it shall be a qualification for any director to be nominated or elected by the board of directors to replace any CME Director (whose term is expiring or has expired or who shall have been removed or become disqualified or who shall have resigned, retired, died or otherwise shall fail to continue to serve as a director of the corporation) that such replacement director shall have been designated by the CME Nominating Representatives and (ii) it shall be a qualification for any director to be nominated or elected by the board of directors to replace any CBOT Director (whose term is expiring or has expired or who shall have been removed or become disqualified or who shall have resigned, retired, died or otherwise shall fail to continue to serve as a director of the corporation) that such replacement director shall have been designated by the CBOT Nominating Representatives. For purposes of this Certificate of Incorporation, the terms “CME Director,” “CME Nominating Representatives,” “CBOT Director” and “CBOT Nominating Representatives” shall have the respective meanings set forth in the corporation’s bylaws as in effect at the Effective Time.

(B) The board of directors of the corporation shall be divided into three classes, designated Class I, Class II and Class III. Each class of directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors of the corporation. At the first annual meeting of shareholders following the Effective Time, the term of office of the Class II directors shall expire. At the second annual meeting of shareholders following the Effective Time, the term of office of the Class III directors shall expire. At the third annual meeting of shareholders following the Effective Time, the term of office of the Class I directors shall expire.

(C) At each annual meeting of shareholders, successors to the class of directors whose terms expire at that annual meeting shall be elected for a three-year term.

(D) A director shall hold office until the annual meeting of shareholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(E) Subject to the provisions of Article X of the bylaws of the corporation during the Transition Period (as such term is defined in the bylaws in effect as of the Effective Time) and Paragraph (A) of this Article Five, any vacancy on the board of directors of the corporation may be filled by a majority of the board of directors then in office and any director elected to fill such a vacancy shall have the same remaining term as that of his or her predecessor; PROVIDED, HOWEVER, that any vacancy occurring with respect to a Class B-1 Director, a Class B-2 Director or a Class B-3 Director shall be filled from the candidates who lost for such position from the most recent election, with the candidates being selected to fill such vacancy in the order of the aggregate number of votes received in such previous election.

(F) No person shall be eligible for election as a Class B-1 Director, a Class B-2 Director or a Class B-3 Director unless he or she shall own, or be recognized as the owner for the purposes of the Exchange of, at least one share of the class of Class B Common Stock entitled to elect such director.

(G) Any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to elect such person as a director.

(H) During the period starting on the Effective Time and ending on the first business day prior to the 2012 Annual Meeting, the corporation shall not amend, modify or repeal, by merger or otherwise, any provision contained in this Article Five or Article Fifteen unless such amendment, modification or repeal is approved by a majority of the board of directors then in office, which majority must include a majority of the CME Directors and a majority of the CBOT Directors.

ARTICLE SIX: The board of directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the corporation shares of Preferred Stock, Class A Common Stock or securities of any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the board of directors and set forth in the contracts or instruments that evidence such rights. The authority of the board of directors with respect to such rights shall include, without limitation, determination of the following:

(A) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights;

(B) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the corporation;

(C) Provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the corporation, a change in ownership of the corporation’s stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the corporation or any stock of the corporation, and provisions restricting the ability of the corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the corporation under such rights;

(D) Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the corporation the right to exercise such rights and/or cause the rights held by such holder to become void;

(E) Provisions which permit the corporation to redeem or to exchange such rights; and

(F) The appointment of a rights agent with respect to such rights.

ARTICLE SEVEN:

(A) In furtherance of and not in limitation of the powers conferred by law, subject to the provisions of Article X of the bylaws of the corporation, the board of directors is expressly authorized and empowered to adopt, amend or repeal the bylaws; PROVIDED, HOWEVER, that the bylaws may also be altered, amended or repealed by the affirmative vote of the holders of two-thirds of the voting power of the then outstanding Common Stock, voting together as a single class.

(B) Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

ARTICLE EIGHT: No shareholder shall have any preemptive right to subscribe to an additional issue of any class or series of the corporation’s capital stock or to any securities of the corporation convertible into such stock.

ARTICLE NINE: Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least two-thirds of the voting power of the then outstanding Common Stock, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with Paragraph (G) of Article Five or Articles Six, Nine, Ten, Eleven, Twelve, Thirteen, Fourteen or Fifteen of this Certificate of Incorporation.

ARTICLE TEN: No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article by the shareholders shall not adversely affect any right or protection of a director of the corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

ARTICLE ELEVEN: The corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; PROVIDED, HOWEVER, that, except for proceedings to enforce rights to indemnification, the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors. The right to indemnification conferred by this Article Eleven shall include the right to be paid by the corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The corporation may, to the extent authorized from time to time by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred in this Article Eleven to directors and officers of the corporation.

The rights to indemnification and to the advance of expenses conferred in this Article Eleven shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the bylaws of the corporation, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

Any repeal or modification of this Article Eleven by the shareholders of the corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE TWELVE: In furtherance and not in limitation of the powers conferred by law or in this Certificate of Incorporation, the board of directors (and any committee of the board of directors) is expressly authorized, to the extent permitted by law, to take such action or actions as the board of directors or such committee may determine to be reasonably necessary or desirable to (A) encourage any person to enter into negotiations with the board of directors and management of the corporation with respect to any transaction which may result in a change in control of the corporation which is proposed or initiated by such Person or (B) contest or oppose any such transaction which the board of directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the corporation and its business, assets or properties or the shareholders of the corporation, including, without limitation, the adoption of such plans or the issuance of such rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the corporation, which rights, options, capital stock, notes, debentures or other evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the board of directors or such committee and (ii) may provide for the treatment of any holder or class of holders thereof designated by the board of directors or any such committee in respect of the terms, conditions, provisions and rights of such securities which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

ARTICLE THIRTEEN: No action required to, or which may, be taken at an annual or special meeting of shareholders of the corporation may be taken without a meeting, and the power of the shareholders of the corporation to act by written consent, whether pursuant to Section 228 of the DGCL or otherwise, is specifically denied.

ARTICLE FOURTEEN: Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by this Certificate of Incorporation, may be called by the Chairman of the Board, in his discretion, and shall be called by the Chairman of the Board or the Secretary at the request in writing of a majority of the directors then holding office. Any such written request shall state the purpose or purposes of the proposed meeting.

ARTICLE FIFTEEN: The corporation shall, and shall cause each of the Exchange and CBOT and their respective successors and successors-in-interest to, (i) grant to each holder of a CME Membership and each holder of a Series B-1 membership in CBOT all trading rights and privileges for all new products first made available after the effective time of the merger of CBOT Holdings, Inc. with and into the corporation, pursuant to that certain Agreement and Plan of Merger, dated as of October 17, 2006, as amended, among the corporation, CBOT Holdings, Inc. and the CBOT (the “Merger Effective Time”) and traded on the open outcry exchange system of the Exchange or CBOT or any electronic trading system maintained by the Exchange or CBOT or any of their respective successors or successors-in-interest; (ii) prohibit the Exchange and any of its successors or successors-in-interest from trading products that, as of the Merger Effective Time, were traded on CBOT’s open outcry exchange system or any electronic trading system maintained by CBOT; and (iii) prohibit CBOT and any of its successors or successors-in-interest from trading products that, as of the Merger Effective Time, were traded on the Exchange’s open outcry exchange system or any electronic trading system maintained by the Exchange. The board of directors of the corporation shall, and shall cause the Exchange and CBOT to, enforce these requirements. Other members of CBOT shall have such trading rights and privileges for new products first made available after the Merger Effective Time and traded on the open outcry exchange system of the Exchange or CBOT or any electronic trading system maintained by the Exchange or CBOT or any of their respective successors or successors-in-interests as determined by the board of directors of the corporation in its sole discretion.

IN WITNESS WHEREOF, CME Group Inc. has caused this Third Amended and Restated Certificate of Incorporation to be executed in its corporate name this 22nd day of August, 2008.

CME GROUP INC.

By:	/s/ Kathleen M. Cronin
Name:	Kathleen M. Cronin
Title:	Managing Director, General Counsel & Corporate Secretary